Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FIRST QUARTER 2017

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, April 25, 2017 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2017 results:  Revenues in the first quarter 2017 were $36.2 million, compared to $33.6 million in the comparable 2016 quarter, an increase of $2.6 million, or 7.6%.  Revenues from the Company’s lime and limestone operations in the first quarter 2017 increased $2.4 million, or 7.1%, to $35.5 million from $33.2 million in the comparable prior year quarter, while revenues from its natural gas interests increased $0.2 million, or 47.2%, to $0.6 million in the first quarter 2017 from $0.4 million in the comparable 2016 quarter.

The increase in lime and limestone revenues in the first quarter 2017, as compared to the first quarter 2016, resulted primarily from increased sales volumes of the Company’s lime and limestone products due to increased demand, principally from its oil and gas services customers. Average prices realized for the Company’s lime and limestone products in the first quarter 2017 were slightly lower compared to the comparable 2016 period.

Production volumes from the Company’s natural gas interests in the first quarter 2017 totaled 146 thousand MCF, sold at an average price of $4.35 per MCF, compared to 160 thousand MCF, sold at an average price of $2.69 per MCF, in the comparable 2016 quarter.  The Company’s average prices per MCF for first quarter 2017 were higher than for the first quarter 2016 due to increases in prices for natural gas and natural gas liquids.

The Company’s gross profit was $8.2 million in the first quarter 2017, compared to $7.8 million in the first quarter 2016, an increase of $0.4 million, or 5.0%. Included in gross profit in the first quarter 2017 was  $8.0 million from the Company’s lime and limestone operations, compared to $7.9 million, in the first quarter 2016.  The increased gross profit for the Company’s lime and limestone operations in the first quarter 2017, compared to the first quarter 2016, resulted primarily from the increased revenues discussed above.

Gross profit from the Company’s natural gas interests increased to a profit of $0.2 million in the first quarter 2017, compared to a loss of $0.1 million in the first quarter 2016, primarily due to the increased revenues discussed above in the first quarter 2017, compared to the first quarter 2016.

The Company reported net income of $4.6 million ($0.83 per share diluted) in the first quarter 2017, compared to net income of $4.1 million ($0.73 per share diluted) in the first quarter 2016, an increase of $0.6 million, or 13.6%.

“We are pleased that our first quarter 2017 revenues and operating results improved over last year’s strong first quarter as we saw a rebound in demand from our oil and gas services customers, as well as continued strong demand from our construction customers,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend.  of $0.135 (13.5 cents) per share on the Company’s common stock. This dividend is payable on June  16, 2017 to shareholders of record at the close of business on May 26, 2017.

*         *         *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), industrial (including paper and glass manufacturers), metals (including steel producers), roof shingle, oil and gas services and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company –  Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company  – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
INCOME STATEMENTS

Revenues
Lime and limestone operations	$35,517	$33,154
Natural gas interests	636	432
Total	$36,153	$33,586

Gross profit (loss)
Lime and limestone operations	$8,020	$7,929
Natural gas interests	218	(81)
Total	$8,238	$7,848
Operating profit	$5,818	$5,448
Interest expense	59	59
Other income, net	(179)	(43)
Income tax expense	1,318	1,366
Net income	$4,620	$4,066

Income per share of common stock:
Basic	$0.83	$0.73
Diluted	$0.83	$0.73
Weighted-average shares outstanding:
Basic	5,576	5,577
Diluted	5,585	5,580
Cash dividends per share of common stock	$0.135	$0.125

	March 31,	December 31,
	2017	2016
BALANCE SHEETS
Assets:
Current assets	$108,722	$105,036
Property, plant and equipment, net	104,770	104,981
Other assets, net	137	142
Total assets	$213,629	$210,159
Liabilities and Stockholders’ Equity:
Current liabilities	$9,119	$9,108
Deferred tax liabilities, net	19,285	19,832
Other liabilities	1,476	1,580
Stockholders’ equity	183,749	179,639
Total liabilities and stockholders’ equity	$213,629	$210,159

- end -